Exhibit 99.1

Progyny, Inc. Announces First Quarter 2020 Results

Company Well-Positioned to Successfully Manage COVID-Related Impacts

Reports 72% Increase in First Quarter Revenue to $81.0 Million

Reports $12.1 Million in Quarterly Operating Cash Flow, Adding to its Already Strong Balance Sheet

NEW YORK, May 12, 2020 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended March 31, 2020  (“the first quarter of 2020”) as compared to the three-month period ended March 31, 2019 (“the prior year period”).

“Due to the COVID-19 pandemic, our members’ access to care was meaningfully disrupted during the first quarter,” said David Schlanger, Chief Executive Officer of Progyny.  “We believe this disruption is temporary because fertility is commonly recognized as an essential medical service, including by the American Society for Reproductive Medicine, and the prevalence of infertility means people will still need assistance in order to pursue their dreams of having a family.”

“The clinics in our network have implemented, or are currently implementing, safety protocols and other necessary measures in order to be up and running for their full range of treatments over the course of the next several weeks,” continued Mr. Schlanger.  “Our members are ready to resume treatment and want to do so in a way that feels safe.”

“Though our first quarter results were negatively impacted by the disruption in providing care in March due to COVID-19, we are reporting solid revenue, net income and Adjusted EBITDA growth,  as well as substantial operating and free cash flow, due to the strong start we had to the year,” said Pete Anevski, Progyny’s President, Chief Financial and Operating Officer.  “We are looking forward to our clinics building back up to their pre-COVID patient volumes.”

Impact of COVID-19 on First Quarter Results

As the COVID-19 pandemic was unfolding,  state and local governments implemented shelter-in-place orders.  As a result, our members’ access to care was impacted regionally.  On March 17, 2020, the American Society for Reproductive Medicine (“ASRM”) issued guidelines recommending the suspension of new treatment cycles.  As a result, the significant majority of our members were unable to complete diagnostics or initiate new treatment cycles, and our volumes declined precipitously as of that date.

First Quarter 2020 Highlights:

(unaudited; in thousands, except per share amounts)	1Q 2020	1Q 2019
Revenue	$81,024	$47,197
Gross Profit	$16,602	$9,964
Gross Margin	20.5%	21.1%
Net Income	$4,057	$2,521
Net Income per Diluted Share Attributable to Common Stockholders[1]	$0.04	$0.01
Adjusted EBITDA[2]	$7,121	$4,354
Adjusted EBITDA Margin[2]	8.8%	9.2%

1.Net income per share attributable to common stockholders reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options to purchase common stock and warrants to purchase common stock.  In addition, 1Q 2019 reflects an adjustment related to undistributed earnings of participating securities.  Note the Company effected a 1-for-4.5454 reverse stock split of its common stock and convertible preferred stock on October 14, 2019. For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.

2.Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with,  U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

Revenue was  $81.0 million, a 72% increase as compared to $47.2 million reported in the prior year period.

•Fertility benefit services revenue was  $59.4 million, a 47% increase from the $40.4 million reported in the prior year period,  primarily driven by an increase in our number of clients and covered lives.

•Pharmacy benefit services revenue was  $21.6 million as compared to $6.8 million reported in the prior year period.  The growth in pharmacy benefit services revenue was primarily driven by an increase in the number of clients that are providing the pharmacy benefit as compared to the prior year period.

Gross profit was  $16.6 million, an increase of 67% from the prior year period, primarily due to the higher revenue.  Gross margin was 20.5%,  reflecting a decrease of 60 basis points from the 21.1% gross margin in the prior year period.  The decline in gross margin was due primarily to the Company’s decision to keep all of its care management staff in place during the pause in treatments caused by COVID-19.  This decision was made in anticipation of the resumption in services across regions and the corresponding ramp up toward normal service levels.

Net income was $4.1 million, an increase of $1.5 million, or 61%, from the prior year period.  The increase was due primarily to the increase in revenue.

Net income attributable to common stockholders was $4.1 million, or $0.04 per diluted share, compared to net income attributable to common stockholders of $31 thousand, or $0.01 per share, in the prior year period.  The improvement reflects higher net income as well as the absence in the current period  of a warrant valuation adjustment expense related to convertible preferred stock warrants, which were converted to common shares effective with the Company’s initial public offering.  In October 2019, all outstanding convertible preferred stock warrants were converted into warrants to purchase common stock and the warrants are no longer subject to a valuation adjustment.

Adjusted EBITDA was $7.1 million,  an increase of $2.8 million, or 64%, from the prior year period due to the higher revenue.  Adjusted EBITDA margin was 8.8%,  a  slight decline from the 9.2% margin in the prior year period due primarily to the company’s decision to keep its overall workforce intact amid the temporary disruption in treatment volumes  because of COVID-19.

Readers are encouraged to review Annex A for a reconciliation of Adjusted EBITDA to net income.

Balance Sheet and Financial Position

As of March 31, 2020, the Company had total working capital of approximately $103 million, including  cash and cash equivalents of $91.6 million,  reflecting an increase of $11.3 million from the December 31, 2019 cash and cash equivalents balance,  and no debt.

Cash Flow

Net cash provided by operating activities for the first quarter of 2020 was $12.1 million, compared to net cash used by operating activities of $6.2 million in the prior year period.  The strong cash flow from operations this quarter was primarily due to the continued improvement in our implementation processes for new clients, mitigating what is typically a negative impact to cash flows in the first quarter following a client’s launch of the benefit.

Operational Metrics:

Clients and Members

	As of March 31,
	2020	2019
Clients	132	78
Members	2,095,000	1,036,000

Assisted Reproductive Treatment (ART) Cycles and Utilization Rates

	Three Months Ended
	March 31,
	2020	2019
ART Cycles*	4,443	2,627
Utilization – All Members**	0.46%	0.53%
Utilization – Female Only**	0.41%	0.47%

*Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers and egg freezing.

**Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Impact of COVID-19 on Second Quarter Results and Beyond

ASRM updated its guidelines on April 24, 2020, which were then reaffirmed on May 11, 2020,  providing fertility clinics with a path for the safe and gradual resumption of patient care.  Additionally, many state and local governments have begun to ease stay-at-home orders, as well as allow for the resumption of non-emergent medical procedures.

“Over the last few weeks, we have begun to see a week-to-week acceleration in both the volume of patient appointments as well as the dispensing of fertility medications.  This acceleration demonstrates that members are anxious to return to treatment and is evidence that the pause they have endured in their treatment hasn’t dimmed their desire to achieve their family-building goals.  If access to care continues to improve as currently anticipated, we would expect our minimum second quarter results to be at least $45 million in revenue, $4.2 million in net loss, and $(1.3) million in Adjusted EBITDA1,” said Mr. Schlanger.  “Relative to other areas of the economy that have been significantly affected by COVID-19, we believe Progyny’s business will recover more quickly. We have been shielded from the worst impacts of the historic levels of unemployment due to the composition of our client base, and our 2.1 million members as of March 31st remain intact as of today.”

Although the volume of appointments has been accelerating, significant uncertainty remains as to the timing of the resumption of services at our network clinics, as well as how long it will take both clinics and patients to return to normal practice volumes and member utilization levels.  Consequently, the company is not in a position to provide full year financial guidance at this time.

1.Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP.  Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net loss, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.877.883.0383 and using conference ID 5829856.  Participants from international locations may join by calling 1.412.902.6506 and using the same conference ID.  A replay of the call will be available until May  19, 2020 at 11:59 P.M. Eastern Time by dialing 1.877.344.7529 (U.S. participants) or 1.412.317.0088 (international) and entering passcode 10143051.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been named a CNBC 50 Disruptor for three years in a row, to the INC. 5000, Crain’s Fast 50 for NYC, and Modern Healthcare’s Best Places to Work in Healthcare for two years in a row, and Financial Times’ Fastest Growing Companies in the Americas. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the impact of COVID-19 and the associated economic uncertainty on our business, our financial outlook for the second quarter of 2020, the impact of COVID-19 on our second quarter results and beyond and on our number of members,  our expectations on the timing of recovery of the fertility industry and the resumption of fertility services at provider clinics,  our industry, business strategy, ability to acquire new clients and successfully engage new and existing clients, plans, goals and expectations concerning our market position, future operations, and other financial and operating information.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business;  failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy,  such as conditions resulting from outbreaks of contagious diseases including COVID-19; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the current report on Form 8-K filed today and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.  Actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include a  non-GAAP financial measure, Adjusted EBITDA.

Adjusted EBITDA is a supplemental financial measure that is not required by, or presented in accordance with,  GAAP. We believe that Adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) it does not include legal fees that may be payable in connection with a  vendor arbitration. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense;  other income; interest (income) expense, net; convertible preferred stock warrant valuation adjustment; provision for income taxes and legal fees associated with a vendor arbitration. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$91,634	$80,382
Accounts receivable, net of $8,477 and $6,320 of allowances at March 31, 2020 and December 31, 2019, respectively	65,862	47,059
Prepaid expenses and other current assets	4,442	5,003
Total current assets	161,938	132,444
Property and equipment, net	3,673	3,083
Goodwill	11,880	11,880
Intangible assets, net	2,025	2,375
Other assets	629	652
Total assets	$180,145	$150,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,438	$19,388
Accrued expenses and other current liabilities	19,618	16,775
Total current liabilities	59,056	36,163
Total liabilities	59,056	36,163
Commitments and Contingencies (Note 7)
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at March 31, 2020 and December 31, 2019; 84,845,828 and 84,188,202 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	8	8
Additional paid-in capital	231,516	228,755
Treasury stock, at cost , $0.0001 par value; 615,980 shares outstanding at March 31, 2020 and December 31, 2019	(1,009)	(1,009)
Accumulated deficit	(109,426)	(113,483)
Total stockholders’ equity	121,089	114,271
Total liabilities and stockholders’ equity	$180,145	$150,434

PROGYNY, INC.

Statements of Operations and Comprehensive Income

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$81,024	$47,197
Cost of services	64,422	37,233
Gross profit	16,602	9,964
Operating expenses:
Sales and marketing	3,267	2,346
General and administrative	9,476	4,508
Total operating expenses	12,743	6,854
Income from operations	3,859	3,110
Other income (expense):
Other income	164	—
Interest income (expense), net	150	(38)
Convertible preferred stock warrant valuation adjustment	—	(551)
Total other income (expense), net	314	(589)
Income before income taxes	4,173	2,521
Provision for income taxes	116	—
Net income	$4,057	$2,521
Net income attributable to common stockholders	$4,057	$31
Net income per share attributable to common stockholders:
Basic	$0.05	$0.01
Diluted	$0.04	$0.01
Weighted-average shares used in computing net earnings per share:
Basic	84,537,538	5,156,755
Diluted	99,665,158	15,120,928

PROGYNY, INC.

Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2020	2019
OPERATING ACTIVITIES
Net income	$4,057	$2,521
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	116	—
Non- cash interest expense	19	—
Depreciation and amortization	520	510
Stock-based compensation expense	2,049	517
Bad debt expense	1,257	449
Loss on disposal of property and equipment	—	1
Change in fair value of warrant liabilities	—	551
Changes in operating assets and liabilities:
Accounts receivable	(20,054)	(16,596)
Prepaid expenses and current other assets	561	(388)
Accounts payable	20,359	3,378
Accrued expenses and other current liabilities	3,256	2,886
Net cash provided by (used in) continuing operations	12,140	(6,171)
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) operating activities	12,140	(6,171)

INVESTING ACTIVITIES
Purchase of property and equipment, net	(693)	(125)
Net cash (used in) continuing operations	(693)	(125)
Net cash provided by discontinued operations	—	200
Net cash (used in) provided by investing activities	(693)	75

FINANCING ACTIVITIES
Payment of initial public offering costs	(791)	—
Proceeds from revolving line of credit	—	41,308
Repayments made against revolving line of credit	—	(34,977)
Exercise of stock options	597	2
Net cash provided by continuing operations	(194)	6,333
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	(194)	6,333
Net increase in cash and cash equivalents	11,252	237
Cash and cash equivalents, beginning of period	80,382	127
Cash and cash equivalents, end of period	$91,634	$364

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$38

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Additions of property and equipment, net included in accrued expenses	$68	$—

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA

The following table provides a reconciliation of Adjusted EBITDA to net income for each of the periods presented:

	Three Months Ended March 31,
	2020	2019
Net income	$4,057	$2,521
Add:
Depreciation and amortization	520	510
Stock‑based compensation	2,049	517
Other income	(164)	—
Interest (income) expense, net	(150)	38
Convertible preferred stock warrant valuation adjustment	—	551
Provision for income taxes	116	—
Legal fees associated with a vendor arbitration(a)	693	217
Adjusted EBITDA	$7,121	$4,354

(a)We engaged in other activities and transactions that can impact our net income.  In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor.

Reconciliation of Anticipated Adjusted EBITDA to Anticipated Net Loss for the Three Months Ending June 30, 2020

For the Three Months Ended June 30, 2020
(in thousands)	Minimum

Net Loss	$(4,200)
Add:
Depreciation and amortization	500
Stock-based compensation	2,400
Interest income, net	(100)
Provision for taxes	100
Adjusted EBITDA*	$(1,300)

*All of the numbers in the table above reflect our future outlook as of the date hereof. Net loss and Adjusted EBITDA ranges do not reflect any estimate for legal fees associated with a vendor arbitration, nor do they contemplate any adjustment of the valuation allowance related to the deferred tax assets.